Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Phil Nichols, Treasurer
.	(804) 788-1855

MASSEY ENERGY CONTINUES ITS STRATEGIC REVIEW

AND UPDATES GUIDANCE FOR 2007

Richmond, Virginia, November 20, 2006 – Massey Energy Company (NYSE:MEE) today announced that its Board of Directors, in conjunction with an independent review provided by the investment banking firm Goldman, Sachs & Co., has evaluated the Company’s strategic operating plan and is considering a range of alternatives to enhance shareholder value. While the primary focus will continue to be executing the current operating plan, the Board will continue to explore selected strategic alternatives in greater detail. The Company will make further updates on this process only as it is deemed necessary or appropriate.

In 2007, the Company expects to realize improvements in production and shipment volume, pricing, and cash costs, as compared to full year 2006. Massey has sold 39.6 million tons and expects to sell additional tons for 2007. A full year of operations at the Aracoma mine that experienced a fire in January and the Twilight dragline that began operating in August is expected to add approximately 2 million tons of production in 2007 versus 2006. Offsetting this year over year increase is the impact of any potential selective mine closures. The Company continues to expect average sales realizations to be $51.00 to $52.00 per ton.

“Turnover and related productivity are showing some signs of improvement,” said Don L. Blankenship, Massey Chairman and CEO. “We are confident our productivity will return over time to historical levels as we work to overcome our current challenges.”

# # #

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: the Company’s successful implementation of its strategic plans and objectives; the market demand for coal, electricity and steel; the ability of the Company to attract, train, and retain a skilled workforce to meet replacement or expansion needs; the Company’s ability to timely obtain necessary supplies and equipment; the Company’s ability to obtain and renew permits necessary for the Company’s existing and planned operations; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; future economic or capital market conditions; competition in coal markets, in the United States and abroad; assumptions and projections concerning economically recoverable coal reserve estimates; the expansion of the Company’s mining capacity; the Company’s future production capabilities; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; the availability and costs of credit, surety bonds and letters of credit required by the Company; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions; the costs and uncertainties associated with governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims; foreign currency changes; and greater than expected pension and post-retirement benefit liabilities and environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.